69700CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,300,000	$161.85

(1)         Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Preliminary Pricing Supplement dated October 4, 2017 (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$1,300,000 Buffered SuperTrackSM Notes due October 9, 2019 Linked to the Performance of a Basket of Exchange-Traded Funds Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	October 4, 2017
Issue Date:	October 10, 2017
Final Valuation Date:*	October 4, 2019
Maturity Date:*	October 9, 2019
Reference Asset:

A basket consisting of the iShares® MSCI EAFE ETF (the “EAFE ETF”), SPDR® S&P MidCap 400® ETF Trust (the “MidCap ETF”), the iShares® Russell 2000 ETF (the “Russell 2000 ETF”) and the iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”), in weighted allocations as set forth in the following table:

	Basket Component	Bloomberg Ticker	Weight	Initial Level
	EAFE ETF	EFA UP <Equity>	38.46%	$68.52
	MidCap ETF	MDY UP <Equity>	30.77%	$329.84
	Russell 2000 ETF	IWM UP <Equity>	15.39%	$149.85
	Emerging Markets ETF	EEM UP <Equity>	15.38%	$45.52
	Each of the exchange-traded funds noted above are referred to as a “Basket Component” and collectively as the “Basket Components”
Upside Leverage Factor:	2.00
Buffer Percentage:	10.00%
Maximum Return:	18.00%
Basket Return:	The Basket Return is the weighted average of the Basket Component Returns for each Basket Component
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                   If the Basket Return is positive, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x lesser of (a) Basket Return x Upside Leverage Factor and (b) Maximum Return]

If the Basket Return is 9.00% or more, you will receive a payment at maturity of $1,180.00 per $1,000 principal amount Note that you hold

▪                   If the Basket Return is equal to or less than 0.00% but equal to or greater than -10.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Basket Return is less than -10.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return + Buffer Percentage)]

If the Basket Return is less than -10.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Basket Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$1,300,000	$1,300,000	$0	$1,300,000

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $977.50 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this pricing supplement.

(2)          Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Basket Component Return:	With respect to a Basket Component, an amount calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	With respect to a Basket Component, the Closing Level on the Initial Valuation Date, as set forth in the table above
Final Level:	With respect to a Basket Component, the Closing Level on the Final Valuation Date
Closing Level:

With respect to a Basket Component, on any date, the official closing price per share of such Basket Component on that date as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CA68 / US06744CA680

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-6 of this pricing supplement.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You are willing to accept the risk that you may lose up to 90.00% of the principal amount of your Notes

•                  You anticipate that the Basket Return will be positive and you accept that the return on your Notes will not exceed the Maximum Return

•                  You understand and accept the risks that (a) the lesser performance of some Basket Component will mitigate the performance of other Basket Component, (b) because of the weightings of each Basket Component, the performance of the EAFE ETF and the MidCap ETF will have a more significant effect on the performance of the Basket than the performance of the Russell 2000 ETF and/or the Emerging Markets ETF and (c) you may incur a loss at maturity even if one or more Basket Component performs positively

•                  You are willing to accept the risks associated with an investment linked to the performance of the Basket Components

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose up to 90.00% of the principal amount of your Notes

•                  You anticipate that the Basket Return will be negative

•                  You are unwilling to accept the risks that the lesser performance of some Basket Components will mitigate the performance of other Basket Components and that you may incur a loss at maturity even if one or more Basket Components performs positively

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components and/or that is based on a weighted allocation to the Basket Components as set forth herein

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In additions, each Basket Component and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Illustrative Calculations of Basket Component Returns, Basket Return and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. This example does not take into account any tax consequences of an investment in the Notes makes the following key assumption:

▪                  Hypothetical Initial Level of each Basket Component: 100.00*

Basket Component	Final Level	Basket Component Return
EAFE ETF	110.00	10.00%
MidCap ETF	80.00	-20.00%
Russell 2000 ETF	120.00	20.00%
Emerging Markets ETF	102.00	2.00%

* The hypothetical Initial Level of 100.00 for each Basket Component has been chosen for illustrative purposes only. The Initial Level for each Basket Component is as set forth on the cover of this pricing supplement.

Step 1: Calculate the Basket Component Return of each Basket Component.

As the table above demonstrates, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Basket Return.

The Basket Return will be equal to the weighted average of the Basket Component Returns for each Basket Component. Accordingly, the Basket Return is equal to 1.0776%, calculated as follows:

[38.46% x 10.00%] + [30.77% x -20.00%] + [15.39% x 20.00%] + [15.38% x 2.00%] = 1.0776%

Step 3: Calculate the payment at maturity.

Because the Basket Return is positive, and because the Basket Return times the Upside Leverage Factor is less than the Maximum Return you will receive a payment at maturity of $1,021.552 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Basket Return x Upside Leverage Factor]

$1,000 + [$1,000 x 1.0776% x 2.00] = $1,021.552

The total return on investment of the Notes is 2.1552%.

PPS-4

Additional Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

For a detailed description of how the Basket Return and payment at maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return and Payment at Maturity” above.

Basket Return	Payment at Maturity**	Total Return
50.00%	$1,180.00	18.00%
40.00%	$1,180.00	18.00%
30.00%	$1,180.00	18.00%
20.00%	$1,180.00	18.00%
10.00%	$1,180.00	18.00%
9.00%	$1,180.00	18.00%
5.00%	$1,100.00	10.00%
3.00%	$1,060.00	6.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-60.00%	$500.00	-50.00%
-70.00%	$400.00	-60.00%
-80.00%	$300.00	-70.00%
-90.00%	$200.00	-80.00%
-100.00%	$100.00	-90.00%

** Per $1,000 principal amount Note

The following examples illustrate how total returns set forth in the table above are calculated:

Example 1: The Basket Return is 5.00%.

Because the Basket Return is positive, and the Basket Return times the Upside Leverage Factor is less than the Maximum Return, you will receive a payment at maturity of $1,100.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x lesser of (a) Basket Return x Upside Leverage Factor and (b) Maximum Return]

$1,000 + [$1,000 x 5.00% x 2.00] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 2: The Basket Return is -5.00%.

Because the Basket Return is negative but not less than -10.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 3: The Basket Return is -50.00%.

Because the Basket Return is less than -10.00%, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Basket Return + Buffer Percentage)]

$1,000 + [$1,000 x (-50.00% + 10.00%)] = $600.00

The total return on investment of the Notes is -40.00%.

Example 4: The Basket Return is 10.00%.

Because the Basket Return is positive, and the Basket Return times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,180.00 per $1,000.00 principal amount Note that you hold.

The total return on investment of the Notes is 18.00%, the maximum possible return on the Notes.

Example 5: The Basket Return is 50.00%.

Because the Basket Return is positive, and the Basket Return times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,180.00 per $1,000.00 principal amount Note that you hold.

The total return on investment of the Notes is 18.00%, the maximum possible return on the Notes.

PPS-5

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components or the components of their underlying indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. If the Basket Return is less than -10.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Basket Return falls below -10.00%.  You may lose up to 90.00% of the principal amount of your Notes.

•                  Potential Return Limited to the Maximum Return—If the Index Return is positive, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. Accordingly, (i) the maximum payment that you may receive at maturity is $1,180.00 per $1,000 principal amount Note that you hold, and (ii) because the Upside Leverage Factor is equal to 2.00, you will not benefit from any appreciation of the Basket Components beyond a Basket Return of 9.00%, which may be significant.

•                  The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Closing Levels of on the Final Valuation Date; the Basket is Not Equally Weighted Among the Basket Components—The Basket Component Return of each Basket Component (and, in turn, the Basket Return) will be based solely on the Final Level of each Basket Component.  Therefore, if the level of one or more Basket Components drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would otherwise have been had it been linked to the levels of the Basket Components at any time prior to such drop.

•                  The Performance of the Basket Components May Offset Each Other—The Basket Return will be calculated based on the weighted average performance of the Basket Components, as described on the cover of this pricing supplement. The lesser performance of some Basket Components will mitigate, and may completely offset the greater performance of other Basket Components. You may suffer a loss of principal at maturity even if one or more Basket Components performs positively.

In addition, the EAFE ETF has the largest weight of any individual Basket Component and the performance of the EAFE ETF will therefore have a greater effect on the performance of the Basket than any other Basket Component. The weights of the EAFE ETF and the MidCap ETF together account for 69.23% of the Basket and, accordingly, the performance of these Basket Components will collectively have a more significant effect on the performance of the Basket than will the performance of the Russell 2000 ETF and/or the Emerging Markets ETF.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any Basket Component or the securities included in their underlying indices would have.

•                  Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The level of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes.  The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Basket Components individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the

PPS-6

historical performance of any of the Basket Components.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Basket Components and the Notes:

o                Management Risk.  This is the risk that the investment strategy for a Basket Component, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Basket Components are not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Basket Components could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk.  The Basket Components may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Basket Components’ losses, and, as a consequence, the losses on your Notes, may be greater than if the Basket Components invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of each Basket Component may not replicate the performance of, and may underperform, its underlying index.  Each Basket Component will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that each Basket Component may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Basket Component and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Basket Component and the liquidity of the Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Basket Component. As a result, under these circumstances, the market value of the Basket Components may vary substantially from their respective net asset values per share. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The securities held in the portfolios of the EAFE ETF and the Emerging Markets ETF are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes are Subject to Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  Risks Associated with Small and Mid-Capitalization Stocks May Affect the Notes—The underlying indices for the Russell 2000 ETF and the MidCap ETF are intended to track the small and mid-capitalization segments, respectively, of the U.S. equity market. The stock prices of small and mid-sized companies may be more volatile than stock prices of large capitalization companies. Small and mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small and mid-capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above

PPS-7

might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes

•      We and Our Affiliates’  May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Basket Components and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•      Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

PPS-8

•                  The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the Notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including

o                the market prices and expected volatility of, and the dividend rate on, each of the Basket Components and the stocks included in their underlying indices;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-9

INFORMATION REGARDING THE BASKET COMPONENTS

The iShares® MSCI EAFE ETF

We have derived all information contained in this pricing supplement regarding the EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the EAFE ETF’s prospectus dated December 1, 2016 and other publicly available information.

We have not independently verified the information in the EAFE ETF’s prospectus or any other publicly available information regarding the EAFE ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The EAFE ETF is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the EAFE ETF.

The EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EAFE ETF.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the EAFE ETF, please see the prospectus for the EAFE ETF.  In addition, information about iShares® and the EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the EAFE ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. For more information about the MSCI EAFE Index, please see “—The MSCI EAFE Index” below.

As of October 4 2017, the Reference Asset’s top five holdings by country were Japan (23.00%), the United Kingdom (17.67%), France (10.66%), Germany (9.71%) and Switzerland (8.23%).  As of October 4, 2017, the Reference Asset’s top five holdings by sector were Financials (21.20%), Industrials (14.32%), Consumer Discretionary (12.15%), Consumer Staples (11.16%) and Health Care (10.60%).

The EAFE ETF uses a representative sampling indexing strategy to try to track the MSCI EAFE Index.  The EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE Index and depository receipts representing securities in the MSCI EAFE Index.  In addition, the EAFE ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI EAFE Index, but which BFA believes will help the EAFE ETF track such index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE Index. Representative sampling means that the EAFE ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI EAFE Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE Index. The EAFE ETF may or may not hold all of the securities in the MSCI EAFE Index.

Correlation and Tracking Error

The MSCI EAFE Index is a theoretical financial calculation, while the EAFE ETF is an actual investment portfolio. The performance of the EAFE ETF and the MSCI EAFE Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI EAFE Index

The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets.  For more information about the MSCI Indices, generally, and the MSCI EAFE Index specifically, please see “Indices—The MSCI Indices” in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS-10

Historical Performance of the EAFE ETF

The table below shows the high, low and final Closing Level of the EAFE ETF for each period noted below.  The graph below sets forth the historical performance of the EAFE ETF based on the daily Closing Levels from January 1, 2012 through October 4, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 31, 2013	59.89	56.90	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.55	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.25	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
June 30, 2015	68.42	63.49	63.49
September 30, 2015	65.46	56.25	57.32
December 31, 2015	62.06	57.50	58.75
March 31, 2016	57.80	51.38	57.13
June 30, 2016	59.87	52.64	55.81
September 30, 2016	59.86	54.44	59.13
December 31, 2016	59.20	56.20	57.73
March 31, 2017	62.60	58.09	62.29
June 30, 2017	67.22	61.44	65.20
September 30, 2017	68.48	64.83	68.48
October 4, 2017*	68.65	68.42	68.52
*For the period beginning on October 1, 2017 and ending on October 4, 2017

Historical Performance of the iShares® MSCI Emerging EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-11

The SPDR® S&P MidCap 400® ETF Trust

We have derived all information contained in this pricing supplement regarding the MidCap ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, The Bank of New York Mellon, as trustee of the SPDR® S&P MIDCAP 400® ETF Trust (the “SPDR Trust”), and PDR Services LLC (“PDRS”), as sponsor of the SPDR Trust (the “SPDR Trustee”). The SPDR Trust is a unit investment trust that issues securities called units. Each share of the MidCap ETF represents a unit of the SPDR Trust. The MidCap ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “MDY”.

The SPDR Trust is an investment company registered under the Investment Company Act of 1940, as amended. Units of the SPDR Trust represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500 Index. Information provided to or filed with the SEC by the SPDR Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-89088 and 811-08972, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the SPDR Trust’s prospectus or website or any other publicly available information regarding the SPDR Trust.  Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The objective of MidCap ETF is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index (the “S&P MidCap 400 Index”). The S&P MidCap 400 Index consists of 400 component stocks selected to provide a performance benchmark for the medium market capitalization segments of the U.S. equity markets.  For more information about the S&P MidCap 400 Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

To maintain the correspondence between the composition and weightings of the stocks held by the SPDR Trust and the component stocks of the S&P MidCap 400 Index, the SPDR Trustee adjusts the holdings of the SPDR Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P MidCap 400 Index. The SPDR Trustee aggregates certain of these adjustments and makes changes to the holdings of the SPDR Trust at least monthly or more frequently in the case of significant changes to the S&P MidCap 400 Index.

The value of SPDR Trust units fluctuates in relation to changes in the value of the holdings of the SPDR Trust. The market price of each individual SPDR Trust unit may not be identical to the net asset value of such SPDR Trust unit.

The SPDR Trust may not be able to replicate exactly the performance of the S&P MidCap 400 Index because the total return generated by the SPDR Trust’s portfolio of stocks and cash is reduced by the expenses of the SPDR Trust and transaction costs incurred in adjusting the actual balance of the SPDR Trust’s portfolio. In addition, it is possible that the SPDR Trust may not always fully replicate the performance of the S&P MidCap 400 Index due to the unavailability of certain component stocks of the S&P MidCap 400 Index in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the SPDR Trust, the SPDR Trustee or PDRS. None of the SPDR Trust, the SPDR Trustee or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the SPDR Trust, the SPDR Trustee or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes

PPS-12

Historical Performance of the MidCap ETF

The table below shows the high, low and final Closing Level of the MidCap ETF for each period noted below.  The graph below sets forth the historical performance of the MidCap ETF based on the daily Closing Levels from January 1, 2012 through October 4, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	182.84	160.84	180.67
June 30, 2012	182.28	162.51	171.30
September 30, 2012	187.35	166.37	179.92
December 31, 2012	188.05	172.52	185.71
March 31, 2013	209.72	190.72	209.72
June 30, 2013	221.19	201.00	210.38
September 30, 2013	229.36	212.91	226.33
December 31, 2013	244.20	222.40	244.20
March 31, 2014	253.00	230.30	250.57
June 30, 2014	260.56	239.77	260.56
September 30, 2014	262.60	248.33	249.32
December 31, 2014	267.81	234.27	263.97
March 31, 2015	279.67	256.41	277.24
June 30, 2015	281.66	272.63	273.20
September 30, 2015	276.81	245.62	248.89
December 31, 2015	268.49	248.35	254.09
March 31, 2016	262.72	225.58	262.72
June 30, 2016	277.99	257.47	272.38
September 30, 2016	288.35	269.65	282.27
December 31, 2016	309.09	268.63	301.73
March 31, 2017	319.92	303.03	312.42
June 30, 2017	322.45	305.45	317.62
September 30, 2017	326.41	308.35	326.33
October 4, 2017*	330.04	329.20	329.84
*For the period beginning on October 1, 2017 and ending on October 4, 2017

Historical Performance of the SPDR® S&P MidCap 400® ETF Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

The iShares® Russell 2000 ETF

We have derived all information contained in this pricing supplement regarding the Russell 2000 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Russell 2000 ETF dated August 1, 2017 and other publicly available information.

We have not independently verified the information in the Russell 2000 ETF’s prospectus or any other publicly available information regarding the Russell 2000 ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Russell 2000 ETF is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Russell 2000 ETF.

The Russell 2000 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Russell 2000 ETF.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the Russell 2000 ETF, please see the prospectus for the Russell 2000 ETF.  In addition, information about iShares® and the Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Russell 2000 ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Russell 2000 ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small-capitalization sector of the U.S. equity market, as measured by the Russell 2000 Index. For more information about the Russell 2000 Index, please see “—The Russell 2000 Index” below.

The Russell 2000 ETF uses a representative sampling indexing strategy to try to track the Russell 2000 Index.  The Russell 2000 ETF generally invests at least 90% of its assets in securities of the Russell 2000 Index and depository receipts representing securities in the Russell 2000 Index.  In addition, the Russell 2000 ETF may invest up to 10% of its assets in other securities, including securities not in the Russell 2000 Index, but which BFA believes will help the Russell 2000 ETF track such index, futures contracts, options on futures contracts, other types of options and swaps related to the Russell 2000 Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Russell 2000 ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Russell 2000 Index. Representative sampling means that the Russell 2000 ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the Russell 2000 Index. The Russell 2000 ETF may or may not hold all of the securities in the Russell 2000 Index.

Correlation and Tracking Error

The Russell 2000 Index is a theoretical financial calculation, while the Russell 2000 ETF is an actual investment portfolio. The performance of the Russell 2000 ETF and the Russell 2000 Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Russell 2000 ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000 Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The Russell 2000 Index

The Russell 2000 Index is designed to track the performance of the small-capitalization sector of the U.S. equity market.  For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS-14

Historical Performance of the Russell 2000 ETF

The table below shows the high, low and final Closing Level of the Russell 2000 ETF for each of the periods noted below. The graph below graph sets forth the historical performance of the Russell 2000 ETF the based on daily Closing Levels from January 1, 2012 through October 4, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	84.41	74.56	82.85
June 30, 2012	83.79	73.64	79.65
September 30, 2012	86.40	76.68	83.46
December 31, 2012	84.69	76.88	84.29
March 31, 2013	94.80	86.65	94.26
June 30, 2013	99.51	89.58	97.16
September 30, 2013	107.10	98.08	106.62
December 31, 2013	115.31	103.67	115.31
March 31, 2014	119.83	108.64	116.34
June 30, 2014	118.81	108.88	118.81
September 30, 2014	120.02	109.35	109.35
December 31, 2014	121.08	104.30	119.67
March 31, 2015	126.03	114.69	124.35
June 30, 2015	129.01	120.85	124.86
September 30, 2015	126.31	107.53	109.20
December 31, 2015	119.85	109.01	112.51
March 31, 2016	110.62	94.80	110.62
June 30, 2016	118.43	108.69	114.97
September 30, 2016	125.70	113.69	124.21
December 31, 2016	138.31	115.00	134.85
March 31, 2017	140.36	133.75	137.48
June 30, 2017	142.10	133.72	140.92
September 30, 2017	148.18	134.83	148.18
October 4, 2017*	150.33	149.85	149.85
*For the period beginning on October 1, 2017 and ending on October 4, 2017

Historical Performance of the iShares® Russell 2000 ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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The iShares ® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 30, 2016 and other publicly available information.

We have not independently verified the information in the Emerging Markets ETF’s prospectus or any other publicly available information regarding the Emerging Markets ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Emerging Markets ETF is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Emerging Markets ETF.

The Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Emerging Markets ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the Emerging Markets ETF, please see the Emerging Markets ETF’s prospectus.  In addition, information about iShares® and the Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the Emerging Markets ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  For more information about the MSCI Emerging Markets Index, please see “—The MSCI Emerging Markets Index” below.

As of October 4, 2017, the Emerging Markets ETF’s top five holdings by country were China (29.99%), South Korea (14.59%), Taiwan (11.40%), India (8.34%) and Brazil (7.71%).  As of October 4, 2017, the Emerging Markets ETF’s five largest sectors by holdings were Information Technology (26.56%), Financials (23.29%), Consumer Discretionary (10.35%), Energy (7.03%) and Materials (7.02%).

The Emerging Markets ETF uses a representative sampling strategy to try to track the MSCI Emerging Markets Index.  The Emerging Markets ETF generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index.  In addition, the Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the Emerging Markets ETF track the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index.  Representative sampling means that the Emerging Markets ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The Emerging Markets ETF may or may not hold all of the securities in the MSCI Emerging Markets Index.

Correlation and Tracking Error

The MSCI Emerging Markets Index is a theoretical financial calculation, while the Emerging Markets ETF is an actual investment portfolio. The performance of the Emerging Markets ETF and the MSCI Emerging Markets Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

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The MSCI Emerging Markets Index

The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Indices—The MSCI Indices” in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS-17

Historical Performance of the Emerging Markets ETF

The table below shows the high, low and final Closing Level of the Emerging Markets ETF for each period noted below.  The graph below sets forth the historical performance of the Emerging Markets ETF based on the daily Closing Levels from January 1, 2012 through October 4, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 31, 2015	36.29	31.55	32.19
March 31, 2016	34.28	28.25	34.25
June 30, 2016	35.26	31.87	34.36
September 30, 2016	38.20	33.77	37.45
December 31, 2016	38.10	34.08	35.01
March 31, 2017	39.99	35.43	39.39
June 30, 2017	41.93	38.81	41.39
September 30, 2017	45.85	41.05	44.81
October 4, 2017*	45.53	44.82	45.52
*For the period beginning on October 1, 2017 and ending on October 4, 2017

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-18

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Assets. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Notes described above, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

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VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.

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